Exhibit 10.3

STERIS plc

Senior Executive Severance Plan,

As Amended and Restated Effective

January 25, 2017

STERIS plc

Senior Executive Severance Plan,

As Amended and Restated Effective January 25, 2017

Background

A. STERIS plc established this severance plan, effective as of November 2, 2015 to provide severance benefits to specified executives of STERIS and its Affiliates upon termination of employment.

B. The Plan was adopted by STERIS because it considered the establishment and maintenance of a sound management to be essential to protecting and enhancing the best interests of STERIS and its shareholders, and STERIS recognized in this connection that, as is the case with many publicly held corporations, the possibility of a Change in Control or a termination of an Executive’s employment may arise and that such possibilities, and the uncertainty and questions which they may raise among management, may result in the departure or distraction of management personnel to the detriment of STERIS and its shareholders.

C. Accordingly, the Committee has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the management of the Company (as hereinafter defined) to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control (as hereinafter defined) of STERIS or a termination of an Executive’s employment, and adopted the Plan.

D. The Committee desires to amend and restate the Plan to effect certain clarifications and other changes.

NOW, THEREFORE, the Plan is amended and restated in its entirety to provide as follows:

Article 1. Term of Plan and Change in Control

1.1 Term. This Plan shall continue in effect until terminated by STERIS. STERIS may terminate this Plan entirely or terminate any individual Executive’s participation in the Plan at any time by: (a) giving all Executives at least twelve (12) months prior written notice of Plan termination if terminating the Plan in its entirety or (b) giving the affected Executive at least twelve (12) months prior written notice if terminating the affected Executive’s participation in the Plan. Any notice provided pursuant to the preceding sentence shall specify the date (in compliance with the preceding termination sentence) as of which such termination shall be effective. Following delivery of such notice by STERIS, this Plan or the Executive’s participation in the Plan, as the case may be, along with all corresponding Plan rights, duties, and covenants, other than those contained in Articles 5 and 6 and in Sections 7.3, 9.2, 9.10, 9.11 and 9.12 shall terminate on the date indicated in such notice, except that any right to Severance Benefits that shall have accrued to Executive prior to the effective date specified in such notice shall not be affected by such termination and such Severance Benefits shall be provided as if such notice had not been given.

1.2 Change in Control and Plan Term. Notwithstanding Section 1.1, in the event of a Change in Control during the term of the Plan, STERIS may not terminate the Plan or the participation of any individual Executive who is a participant at the time the Change in Control occurs during the period beginning on the date of the Change in Control through the second anniversary of the Change in Control. STERIS shall cause any successor entity in a Change in Control to expressly assume the Plan, as further provided in Article 8.1.

Article 2. Definitions

Wherever used in this Plan, the following capitalized terms shall have the meanings set forth below:

(a)    “Affiliate” means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with STERIS. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or through one of more intermediaries, whether through ownership of voting securities, by contract, or otherwise.

(b)    “Base Salary” means, at any time, the then regular gross annual rate of salary payable to Executive as annual salary, including amounts withheld or deferred for any reason, including any amounts not includible in income for federal income tax purposes as a result of elections by the Executive or the Company that would have been includible in income absent such elections.

(c)    “Board” means the Board of Directors of STERIS and/or the Committee.

(d)    “Cause” means the occurrence of any one or more of the following:

(i)    The Executive’s conviction of a felony;

(ii)    The Executive’s indictment for a felony as a result of any acts or omissions in the operation of the Company’s business, except to the extent that such acts or omissions are fully consistent with Company policy and industry practices;

(iii)    The Executive’s indictment for a felony that is not as a result of any acts or omissions in the operation of the Company’s business but has a material adverse effect upon the Company, its business or reputation or the Executive’s ability to perform his/her duties;

(iv)    Fraud, misappropriation or embezzlement by the Executive whether or not involving the Company;

(v)    The Executive’s material breach of his/her covenants under this Plan or any of the Other Agreements which, if curable, has not been cured within the applicable time period if any, set forth therein and, if not so specified, promptly (taking into account the nature of the conduct and the actions that must be taken to effect the cure) after receipt by the Executive of notice thereof from the Company; or

(vi)    The Executive’s gross misconduct, gross negligence, conduct involving moral turpitude, or insubordination, that has a material adverse effect upon the Company, its business or reputation or the Executive’s ability to perform his/her duties.

(e)    “Change in Control” means with respect to any Executive for purposes of this Plan, a Change in Control within the meaning of the most recent Equity Plan assumed or adopted by STERIS, or if a different definition of such term is contained in the Executive’s most recent Evidence of Award, “Change in Control” shall have the meaning contained in such Evidence of Award.

(f)    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(g)     “Committee” means the Compensation Committee of the Board, or another committee of the Board appointed by the Board to administer this Plan.

(h)     “Company” means and includes STERIS and all Persons from time to time constituting Affiliates.

(i)     “Disability” or “Disabled” shall have the meaning used for purposes of the Old STERIS’s long term disability plan as in effect at the time the Disability is claimed to have occurred.

(j)    “Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 3.1, which triggers the payment of Severance Benefits, or such other date upon which the Executive’s employment with the Company terminates for reasons other than a Qualifying Termination.

(k)    “Equity Plan” means the STERIS plc 2006 Long-Term Equity Incentive Plan, as amended from time to time, and/or any similar plan that replaces or supplements such 2006 Long-Term Equity Incentive Plan.

(l)    “Evidence of Award” means an Evidence of Award within the meaning of the Equity Plan or any similar agreement or instrument providing for equity or equity related award grants in respect of STERIS.

(m)    “Executive” means the Chief Executive Officer of STERIS and all other employees of the Company whose participation in the Plan has been approved by the Board, and whose participation in the Plan has not terminated pursuant to the provisions hereof. For the avoidance of doubt, all persons who are Executives immediately prior to January 25, 2017 shall remain Executives immediately after the effectiveness of the amendment and restatement of the Plan.

(n)    “General Release has the meaning set forth in Section 3.4.

(o)    “Good Reason” means, with respect to an Executive

(i)    the Company fails to make any payment when due of the Executive’s Base Salary or any incentive compensation to which the Executive is entitled;

(ii)    any material decrease in the Executive’s rate of Base Salary or a material reduction of the Executive’s maximum incentive compensation opportunity; provided that any such decrease or reduction, will not be considered “Good Reason” if, prior to any Change in Control occurring subsequent to the Effective Date, similar change(s) are recommended by STERIS’s independent compensation consultant or the Board for general application to other current executives; provided further the failure to extend or renew any Other Severance Arrangement of any Executive or the termination of any Other Severance Arrangement in accordance with its terms or by agreement of the parties does not constitute “Good Reason” with respect to the Executive;

(iii)    the Company requires the Executive to work out of an office that is more than 50 miles away from the Executive’s office location at the time the Executive receives his or her Notice of Participation for more than 30 consecutive days; or

(iv)    Disability or death of the Executive; or

(v)    in the case of the STERIS CEO, if the shareholders of STERIS fail to elect or re-elect the CEO to the Board of Directors of STERIS,

and in each case described in clause (i), (ii) or (iii), (A), the Executive has provided the Company with written notice within thirty (30) days after the initial event which the Executive believes constitutes “Good Reason,” describing such event, and the Company has failed to cure the situation within thirty (30) days after receipt of notice.

(p)    “Notice of Termination” means a written notice provided by STERIS or the Executive indicating that the Executive’s employment is being terminated. In the event the Executive provides such notice, the Notice of Termination shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the Executive’s termination of the Executive’s employment under the provision so indicated.

(q)    “Old STERIS” means STERIS Corporation, an Ohio Corporation.

(r)    “Other Agreements” means with respect to an Executive restricted share agreements, stock option agreements, or similar agreements entered into by the Executive in conjunction with any Equity Plan or predecessor plan, any non-compete, confidentiality and other similar agreements between STERIS or Old STERIS and the Executive, and STERIS’s and Old STERIS’s codes and policies in effect now or in the future.

(s)    “Other Severance Arrangement” has the meaning set forth in Section 9.2.

(t)     “Person” means any individual and any corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity or group.

(u)    “Plan” means the STERIS Corporation Senior Executive Severance Plan, as the same may be amended from time to time.

(v)    “Qualifying Termination” means any of the events described in Section 3.1, the occurrence of which triggers the payment of Severance Benefits.

(w)    “Separation from Service” has the meaning set forth in Section 3.1.

(x)     “Severance Benefits” means those benefits provided pursuant to Sections 4.2(c), 4.2(d) and 4.2(e).

(y)     “STERIS” means STERIS plc, a public limited company organized under the laws of England and Wales, and any successor thereto as provided in Section 8.1.

Article 3. Severance Eligibility/Conditions.

3.1 Qualifying Termination. STERIS shall pay Severance Benefits and other benefits to an Executive, as such Severance Benefits and other benefits are described in Section 4.2, upon the occurrence of any one or more of the following events (a “Qualifying Termination”):

(a)      Within twelve (12) calendar months following a Change in Control and prior to termination of the Plan or termination of the Executive’s participation therein pursuant to Section 1.2, the Executive incurs a Separation from Service other than:

(i)      By the Company for Cause; or

(ii)     By the Executive without Good Reason.

(b)      At any time other than as described in Section 3.1(a) and prior to the termination of the Plan or termination of the Executive’s participation therein pursuant to Section 1.2, the Executive incurs a Separation from Service other than:

(i)     By the Company for Cause; or

(ii)     By the Executive without Good Reason.

A “Separation from Service” shall be deemed to have occurred on the date on which the level of bona fide services reasonably anticipated to be performed by the Executive is twenty percent (20%) or less (including zero) of the average level of bona fide services performed by such Executive during the immediately preceding thirty-six (36) month period (or the full period of services if the Executive has been providing services for less than thirty-six (36) months). For the avoidance of doubt, a complete termination of Executive’s employment and other service relationships with STERIS and all Affiliates constituting the Company shall be a Separation from Service. A Separation from Service by an Executive shall be treated as having occurred with Good Reason only if the Executive terminates his employment and all other service relationships with STERIS and all such Affiliates within thirty (30) days after the end of the Company’s cure period described in Section 2(p).

3.2 Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with Company ends for reasons other than a Qualifying Termination.

3.3 General Release and Other Agreements. As a condition to receiving Severance Benefits under this Plan, prior to the 60 th day following the date of the Executive’s Qualifying Termination, the Executive shall have executed (i) a general release of claims in favor of STERIS, its current and former Affiliates and shareholders, and the current and former directors, officers, employees, and agents thereof, in the form prescribed by STERIS (a “General Release”) and under procedures determined by STERIS in its discretion to be adequate, to effectively waive all claims under applicable law, and any period for revocation of such General Release shall have expired and (ii) at STERIS’s option, the Executive shall have executed a written affirmation in such form as STERIS may require of Executive’s obligations under Articles 5 and 6 hereof and under all nondisclosure and non-competition agreements and similar agreements to which Executive is party, including the Other Agreements.

3.4 Notice of Termination. Any Separation from Service (including a termination of employment of Executive) by the Company or by the Executive shall be communicated by Notice of Termination to the other party. In the event an Executive provides written notice to STERIS of an alleged Good Reason event and subsequently terminates his/her employment pursuant to Section 2(o) and Section 3.1, then such notice shall constitute a Notice of Termination.

3.5 Disability. Notwithstanding any provision of the Plan to the contrary, if an Executive becomes Disabled after the date of the Executive’s Qualifying Termination, such Executive shall not be entitled to benefits under any short-term or long-term disability plan of Company.

Article 4. Severance Benefits and Other Benefits.

4.1 General Conditions for Severance Benefits. Subject to Section 3.3 and the other provisions hereof, the Company shall pay the Executive the benefits, including the Severance Benefits, as described in Section 4.2, if the Executive receives or delivers a Notice of Termination in respect of a Qualifying Termination of the Executive’s employment pursuant to Section 3.1.

4.2 Benefits. Severance Benefits to be provided to the Executive pursuant to this Section 4.2 shall be the following:

(a)      An amount equal to the Executive’s unpaid Base Salary, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination shall be paid in cash to the Executive within thirty days after the date of his or her Effective Date of Termination. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(b)      Any amount payable to the Executive under the applicable management incentive compensation plan then in effect in respect of the most recently completed fiscal year, to the extent not theretofore paid, shall be paid in cash to the Executive in a single lump sum at the applicable time provided in such plan. Such payment shall constitute full satisfaction for such amount owed to the Executive in respect of such fiscal year.

(c)    An amount equal to one (1) times the Executive’s annual rate of Base Salary in effect immediately prior to the date of his or her Qualifying Termination; provided, however, in the case of an Executive (x) whose Qualifying Termination occurs under the circumstances described in 3.1(a) or (y) whose Qualifying Termination is a Separation from Service by the Company without Cause that occurs within twelve (12) months prior to a Change in Control and such Separation from Service occurs at the request of any party involved in the Change in Control transaction, then in either case the amount payable under this Section 4.2(c) to the Executive shall be two (2) times the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination or, if greater, the Executive’s annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control. Subject to Section 9.2 and the following sentence, such amount shall be paid in equal monthly installments or more frequent installments as determined by STERIS over a twelve (12) month period commencing upon the date of the Executive’s Separation from Service, payable on the same schedule that would have existed had the Executive remained in the employ of the Company. Notwithstanding the foregoing, the first payment shall be made on the 61st day after the Executive’s Separation from Service and shall include all amounts that would have been paid prior to such first payment date but for this sentence.

(d)    An amount equal to the annual bonus the Executive would have earned under the applicable management incentive compensation plan for the fiscal year in which the Qualifying Termination occurs, determined based on (i) the applicable targets and thresholds and STERIS’s financial performance, at the attainment percentage approved by the Board (and treating individual performance as having achieved expectations) under such incentive compensation plan for such fiscal year and (ii) adjusted on a pro rata basis based on the number of months the Executive was actually employed during such fiscal year (full credit shall be given for partial months of employment), which amount shall be paid in cash to the Executive in a single lump sum at the applicable time provided in such plan. Such payment shall constitute full satisfaction for such amount owed to the Executive under such plan for such fiscal year.

(e)      The Company shall allow Executive, at Executive’s expense, to continue to participate in the Company’s medical and dental insurance coverages as are in effect from time to time for Company employees until the earlier of (x) Executive’s eligibility under another employer’s medical or dental plan, or (y) expiration of the Executive’s eligibility to participate in such coverages pursuant to COBRA, and shall reimburse the Executive for the monthly cost thereof incurred by Executive during the first twelve (12) months subsequent to the date of the Executive’s Qualifying Termination. Subject to Section 9.2, each such reimbursement shall be made within ten (10) days after the end of the month for which such reimbursement is made, provided that the first reimbursement payment shall be made on the 61st day after the Executive’s Separation from Service and shall include all reimbursement amounts that would have been paid prior to such first payment date but for this proviso. Executive agrees that the period of medical and dental coverage under the Company’s plans under this Section shall count against the obligation to provide continuation coverage under COBRA and ERISA.

(f)    Any exercise or other rights of Executive with respect to Executive’s interests in STERIS stock, restricted stock, stock options, stock appreciation, or other equity related interests shall continue to be subject to the terms and conditions of the applicable Equity Plans and/or predecessor plans, as applicable, and the Executive’s applicable Evidence(s) of Award and/or evidences of award under predecessor plans, as applicable, which shall remain in full force and effect, in accordance with their respective terms including without limitation the requirements of “Good Standing”, confidentiality and non-competition.

(g)    Notwithstanding the foregoing, if the payment of any amount of Severance Benefits to the Executive before the date which is six months after the date of Executive’s Separation from Service would cause all or any portion of the Severance Benefits to be subject to inclusion in the Executive’s gross income for federal income tax purposes under Section 409A(a)(i)(A) of the Code, then the payment of any such amount shall be delayed until the first business day after such date (or, if earlier, the date of the Executive’s death).

Article 5. Protective Covenants. Executive agrees that the Other Agreements shall apply to Executive and remain in full force and effect subject to their terms, excluding any severance policy, benefits, or other post termination obligation of the Company, except as specified in Section 4.2 of this Plan or except for any Other Severance Arrangement. This Plan shall be in addition to and not in substitution for such Other Agreements, provided that any material breach, default or violation by Executive under this Plan or the Other Agreements or any Other Severance Arrangement, shall constitute a breach of each and every Other Agreement and any Other Severance Arrangement between STERIS and Executive, if so determined by STERIS. This Plan and the Other Agreements are separate and distinct obligations and are intended to supplement, not conflict with, each other. However, in the event of any conflict between the terms of those Other Agreements and this Plan, such conflict shall be governed by the terms of this Plan. Executive acknowledges and agrees that (i) adequate consideration has been provided for this Plan and the Other Agreements and each is binding on Executive, and (ii) both during and after employment with the Company, Executive will freely assist and cooperate with the Company concerning matters in his or her knowledge or arising from or relating to responsibilities in respect of the Company.

Article 6. Confidentiality. As used in this Plan, Confidential Information means any information concerning STERIS or any Affiliate of STERIS or otherwise concerning the Company that is not ordinarily provided to Persons who are not employees of the Company except pursuant to a confidentiality agreement, provided that any information that is or becomes publicly known, other than as a result of a breach of this provision by Executive, shall not be or shall cease to be Confidential Information. Executive shall not disclose Confidential Information to any Person other than: (a) an officer, director or employee of STERIS or any Affiliate who needs to know such information in his or her capacity as such, (b) an attorney who has been retained by and represents STERIS or an Affiliate with respect to matters relating to the Company and in accordance with attorney/client privilege. Executive shall not use Confidential

Information for any purpose unrelated to duties as an officer, director or employee of STERIS or any Affiliate. Nothing in this Plan will prohibit Executive from disclosing Confidential Information as necessary to comply with valid legal process or investigations or to fulfill a legal duty of Executive.

Article 7. Contractual Rights and Legal Remedies.

7.1 Payment Obligations Absolute. Except as otherwise provided in Section 7.3 below, and subject to satisfaction of the conditions herein contained. STERIS’s obligation to make the payments and the arrangements provided for herein shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which STERIS or any Affiliate may have against the Executive or anyone else. All amounts payable by STERIS hereunder shall be paid without notice or demand. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of STERIS’s obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 4.2(e).

7.2 Contractual Rights to Benefits. This Plan establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder, subject to the other provisions hereof. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, STERIS to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

7.3 Return of Severance Benefits. If at any time the Executive breaches any provision of (i) the General Release or (ii) Section 5 or 6 hereof (or the Other Agreements), or any obligations of the Executive affirmed under Section 3.3(ii), each as executed by the Executive in accordance with Section 3.4 or pursuant to or as specified in the other provisions of this Plan, then in addition to all other rights and remedies available to it in law or equity, STERIS may cease to provide any further Severance Benefits and other benefits under this Plan, and upon STERIS’s written demand, the Executive shall repay to STERIS the Severance Benefits and any other amount previously received under this Plan which Executive would have not been entitled to receive absent the Plan. Any amount to be repaid pursuant to this Section 7.3 shall be (A) determined by STERIS in its sole and absolute discretion, (B) held by the Executive in constructive trust for the benefit of STERIS and (C) paid by the Executive to STERIS within ten (10) days of the Executive’s receipt of written notice from STERIS. STERIS shall have the right to offset such amount against any amounts otherwise owed to the Executive by STERIS. In addition, in the event of any such breach by Executive, Executive also shall pay expenses and costs incurred by Company as a result of the breach (including, without limitation, reasonable attorney’s fees).

Article 8. Successors

8.1 Successors to STERIS. STERIS shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation,

or otherwise) of all or substantially all of the business or assets of STERIS by agreement, to expressly assume and agree to perform this Plan in the same manner and to the same extent that STERIS would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed “STERIS” for purposes of this Plan.

8.2 Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him under Section 4.2(c) and/or 4.2(d) had he continued to live, all such amounts, unless otherwise provided herein, due under 4.2(c) and 4.2(d) shall continue to be paid, on the same schedule and in the same amounts as such payments would have otherwise been made to the Executive had he or she continued to live, to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate, provided that such devisee, legatee, other designee or estate shall not have the right to designate the payment date.

Article 9. Miscellaneous.

9.1 Employment Status. This Plan is not, and nothing herein shall be deemed to create, an employment contract between the Executive and STERIS or any Affiliate or any other Person constituting part of the Company. The Executive acknowledges that the rights of his or her employer remain wholly intact to change or reduce at any time and from time to time his or her compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge the Executive (subject to Section 3.1).

9.2 Entire Plan. This Plan, as amended and restated hereby, contains the entire understanding of STERIS and the Executive with respect to the subject matter hereof, and supersedes and replaces the Plan as in effect immediately prior to the amendment and restatement hereof. Notwithstanding anything to the contrary contained herein, if the Executive is entitled to the payments provided for under this Plan in the event of the Executive’s termination of employment or other Separation from Service with or from Company and under (i) any other employment, retention, severance, or similar agreement or arrangement with STERIS or any other Affiliate to which the Executive is a party or (ii) any severance pay plan or program of STERIS or any other Affiliate in which the Executive is a participant (each of (i) and (ii) an “Other Severance Arrangement”), the Executive will be entitled to severance benefits under either this Plan or the Other Severance Arrangement, whichever provides for greater benefits, but will not be entitled to benefits under both this Plan and the Other Severance Arrangement, provided that the time and form of payment of severance benefits to the Executive shall be structured so as to avoid amounts being included in the Executive’s gross income for federal income tax purposes under Section 409A(a)(i)(A) of the Code. No representation, agreement, understanding, or promise purporting to alter or modify the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by STERIS and Executive or is part of a formal STERIS or Company benefit plan.

9.3 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail or recognized overnight carrier service to the Executive at the last address the Executive has filed in writing with STERIS or, in the case of STERIS, at its principal offices.

9.4 Includable Compensation. Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Executive’s benefits under any other plan or program of STERIS or an Affiliate unless otherwise provided by such other plan or program.

9.5 Tax Withholding. STERIS shall withhold or cause to be withheld from any amounts payable under this Plan all federal, state, city, or other taxes as legally required to be withheld.

9.6 Internal Revenue Code Section 409A. To the extent applicable, it is intended that this Plan comply with the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent. References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service. Each payment and each provision of Severance Benefits pursuant to Article 4 shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. In addition, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive in connection with this Plan (including any taxes and penalties under Code Section 409A), and neither STERIS nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties.

9.7 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect. Notwithstanding any other provisions of this Plan to the contrary, neither STERIS nor any Affiliate shall have any obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Plan not expressly subject to such order.

9.8 Modification. The provisions of this Plan may be modified or waived by STERIS without the Executive’s consent at any time by the giving of at least twelve (12) months prior written notice thereof to the Executive, except that any change that reduces the benefits of an Executive who is already receiving Severance Benefits or is then entitled to receive Severance Benefits shall require the Executive’s consent; provided, however , that during the period beginning on the date of a Change in Control and ending on the first anniversary of such Change in Control, no provision of this Plan may be modified or waived unless such modification or waiver is agreed to in writing and signed by the affected Executives then covered by the Plan and by a member of the Committee, as applicable, or by the respective parties’ legal representatives or successors; and provided, further, that the foregoing restrictions on modifications and waivers shall not prevent STERIS from making Plan modifications or waivers with respect to any Executive so long as the same do not have a material adverse effect on the Executive’s obligations, benefits or rights under the Plan. Modifications or waivers agreed to in writing may affect only those Executives who have signed such modification or waiver.

9.9 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine; the plural shall include the singular and the singular shall include the plural.

9.10 Arbitration. Any disputes arising out of this Plan including the circumstances relating to Executive’s Separation from Service that remain outstanding after the completion of the procedures described in Section 9.14 shall be submitted by Executive and STERIS to arbitration in Cleveland, Ohio. The arbitration shall be conducted by the American Arbitration Association or another arbitration body mutually agreed upon by the parties under the mutually agreed rules or absent agreement, the American Arbitration Association Commercial Arbitration Rules. The determination of the arbitrator shall be final and absolute. Notwithstanding this or any other arbitration provision, STERIS shall be entitled to apply to any court of competent jurisdiction for temporary or permanent injunctive relief or other equitable relief to enforce the terms of Sections 5 or 6 hereof or the Other Agreements. The decision of the arbitrator may be entered as a judgment in any court of competent jurisdiction. The non-prevailing party in the arbitration or court proceeding shall pay the reasonable legal fees of the other party in enforcing this Plan.

9.11 Remedies. If STERIS breaches it obligations to Executive under this Plan, STERIS shall pay the Executive’s expenses and costs incurred to remedy the breach including, without limitation, reasonable attorneys’ fees.

9.12 Section 280G. The amounts payable to the Executive under Article 4 may be adjusted as set forth in this Section 9.12 if the sum (the “combined amount”) of the amounts payable under Article 4 and all other payments or benefits which the Executive has received or has the right to receive from the Company which are defined in Section 280G(b)(2)(A)(i) of the Code, would, but for the application of this Section 9.12, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). In such event, the combined amount shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes a parachute payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). To the extent the reduction referred to in the second sentence of this Section 9.12 applies, such reduction shall be made to the combined amount by reduction of the payments described in Sections 4.2(c) and 4.2(d) of this Plan and, to the extent further reductions are required, in such payments due to the Executive as the Company may determine. Any determinations required to be made under this Section 9.12 shall be made by the Company’s independent accountants, which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date of termination or such earlier time as is requested by the Company, and shall be made at the, expense of the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 9.12 shall not of itself limit or otherwise affect any other rights of the Executive or constitute Good Reason under this Plan.

9.13 Administration. The Plan shall be administered by the Committee, as plan administrator (the “Plan Administrator”). The Plan Administrator shall have the sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Plan participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator or administrators.

9.14 Claims Procedures. (a) The Committee, as Plan Administrator, shall determine the rights of any person to any benefit under the Plan. Any person who believes that he or she has not received the benefit to which he or she is entitled under the Plan must file a claim in writing with the Plan Administrator specifying the basis for his or her claim and the facts upon which he or she relies in making such a claim.

(b)    The Plan Administrator will notify the claimant of its decision regarding his or her claim within a reasonable period of time, but not later than 90 days following the date on which the claim is filed, unless special circumstances require a longer period for adjudication and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 90-day period and the date by which the Plan Administrator expects to make the final decision. In no event will the Plan Administrator be given an extension for processing the claim beyond 180 days after the date on which the claim is first filed with the Plan Administrator.

(c)    If such a claim is denied, the Plan Administrator’s notice will be in writing, will be written in a manner calculated to be understood by the claimant and will contain the following information:

(i)    The specific reason(s) for the denial;

(ii)    A specific reference to the pertinent Plan provision(s) on which the denial is based;

(iii)    A description of additional information or material necessary for the claimant to perfect his or her claim, if any, and an explanation of why such information or material is necessary; and

(iv)    An explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.

9.15 Applicable Law. To the extent not preempted by the laws of the United States, this Plan, including the General Release and Other Agreements, shall be governed by and construed in accordance with, the laws of the State of Ohio, without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, STERIS has executed the Plan, as amended and restated hereby, effective as of the 25th day of January, 2017.

STERIS plc

By:	/s/ Walter M Rosebrough, Jr.
Walter M Rosebrough, Jr.
Director and President and Chief Executive Officer